Filed pursuant to Rule 433
Issuer Free Writing Prospectus dated September 22, 2009
Relating to Preliminary Prospectus Supplement dated September 21, 2009
Registration Statement No. 333-145709
Enterprise Products Partners L.P.
Pricing Term Sheet and Related Matters
7,250,000 Common Units

Issuer:	Enterprise Products Partners L.P.

Symbol:	EPD

Size:	$ 203.0 million

Units sold:	7,250,000 common units representing limited partner interests

Price to public:	$ 28.00 per common unit

Units outstanding after this offering:	476,866,848 common units representing limited partner interests

Option to purchase additional units:	1,087,500 common units

Trade date:	September 22, 2009

Closing date:	September 25, 2009

CUSIP:	293792107

Underwriters:	Morgan Stanley & Co. Incorporated
Barclays Capital Inc.
Citigroup Global Markets Inc.
Wells Fargo Securities, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities Inc.
Raymond James & Associates, Inc.
SMH Capital Inc.
Enterprise Products Partners L.P. previously filed a registration statement (including a prospectus) on Form S-3 with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates, which automatically became effective upon filing August 27, 2007. Before you invest, you should read the prospectus supplement to the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Enterprise Products Partners L.P. and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.

A copy of the preliminary prospectus supplement and prospectus relating to the offering may also be obtained from the following addresses:
Morgan Stanley & Co. Incorporated
Attn: Prospectus Dept.
180 Varick Street, 2nd floor,
New York, NY, 10014
Toll-free number: (866) 718-1649
prospectus@morganstanley.com
Barclays Capital Inc.
c/o Broadridge Integrated Distribution Services
1155 Long Island Avenue
Edgewood, NY 11717
Toll-free number: 1-888-603-5847
Barclaysprospectus@broadridge.com
Citigroup Global Markets Inc.
Brooklyn Army Terminal
Attention: Prospectus Dept.
140 58th Street, 8th floor,
Brooklyn, NY, 11220
Toll-free number: (800) 831-9146
batprospectusdept@citi.com
Wells Fargo Securities, LLC
Attention: Equity Syndicate Dept.
375 Park Ave.
New York, NY, 10152
Toll-free number: (800) 326-5897
equity.syndicate@wachovia.com